Exhibit 10.1

THE CHUBB CORPORATION

LONG-TERM INCENTIVE PLAN (2014)

Performance Unit Award Agreement

This PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), dated as of December 17, 2015, is by and between The Chubb Corporation (the “Corporation”) and [            ] (the “Participant”), pursuant to The Chubb Corporation Long-Term Incentive Plan (2014) (the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan. If any provision of this Agreement conflicts with any provision of the Plan (as either may be interpreted from time to time by the Committee), the Plan shall control.

WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Performance Units in accordance with the terms and conditions of this Agreement, subject to the acceptance of its terms by the Participant; and

WHEREAS, the Participant and the Corporation desire to enter into this Agreement to evidence and confirm the grant of such Performance Units on the terms and conditions set forth herein.

NOW THEREFORE, the Participant and the Corporation agree as follows:

1. Grant of Performance Units. Pursuant to the provisions of the Plan, the Corporation on the date set forth above (the “Grant Date”) has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan, of an award of [            ] Performance Units (the “Award”).

2. Payment of Earned Performance Units.

(a) Settlement of Performance Units. Subject to the provisions of this Section 2, Section 4, and Section 5, the number of shares of Stock in respect of each Performance Unit covered by the Award which the Committee determines, in writing, to be earned pursuant to Section 3 shall be delivered by the Corporation on a date as soon as administratively practicable after December 31, 2018 (the “Vesting Date”), but in any event on or prior to March 15 of the calendar year immediately following the calendar year in which the Vesting Date occurs. Notwithstanding the foregoing, if the Participant experiences (i) a Qualifying Termination on or after December 31, 2016, or (ii) an Involuntary Termination or a Constructive Termination on or after the “Closing” (as defined in the Agreement and Plan of Merger, dated as of June 30, 2015, by and among ACE Limited (“ACE”), William Investment Holdings Corporation and the Corporation (the “Merger Agreement”)), in each case, prior to the Vesting Date, the obligation of the Participant to provide services shall lapse as set forth in Section 4(a), and the shares of Stock in respect of the earned Performance Units covered by the Award shall be delivered by the Corporation as soon as administratively practicable (but in any event within 60 days) following such Qualifying Termination, Involuntary Termination or Constructive Termination (as applicable); provided, that, with respect to any Participant who (x) is, or will become during the Restriction Period covered by this Agreement, eligible for Retirement, or (y) is a party to an individual agreement between such Participant and the Corporation providing for a definition of “Good Reason” or

“Constructive Termination” other than as set forth in this Agreement that does not satisfy the standard for an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n) of the Code, (A) any such Qualifying Termination, Involuntary Termination or Constructive Termination (as applicable) must be a “Separation from Service” (as defined in the Plan), and (B) notwithstanding anything in the Plan to the contrary, “Disability” for purposes of this Agreement shall be defined as the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Payments hereunder shall be made in shares of Stock, cash (based on the Fair Market Value of a share of Stock on the date of settlement), or a combination thereof, as determined by the Committee in its sole discretion; provided that, in the event that a fractional number of shares of Stock would otherwise be issued with respect to the Award, the number of shares of Stock, if any, issued with respect to the Award shall be rounded to the nearest whole share of Stock.

In the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of the Participant’s Qualifying Termination, Involuntary Termination or Constructive Termination (as applicable)) (a “Specified Employee”), any payment or delivery of shares of Stock in respect of the Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be provided under this Section 2(a) during the six-month period immediately following the Participant’s Qualifying Termination, Involuntary Termination or Constructive Termination and on account of such Participant’s Qualifying Termination, Involuntary Termination or Constructive Termination shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the date of his or her Separation from Service and prior to the payment of any amounts or delivery of any shares of Stock delayed on account of Section 409A of the Code, such amounts shall be paid or shares delivered to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.

Notwithstanding the foregoing, other than with respect to any Participant who (x) is, or will become during the Restriction Period covered by this Agreement, eligible for Retirement, or (y) is a party to an individual agreement between such Participant and the Corporation providing for a definition of “Good Reason” or “Constructive Termination” other than as set forth in this Agreement that does not satisfy the standard for an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n) of the Code, this Award is intended to satisfy the short-term deferral exception of Section 409A of the Code and shall be administered accordingly.

(b) Voluntary Deferral. Notwithstanding anything contained herein or in the Plan to the contrary, only in the event that the Closing does not occur and the Merger Agreement is terminated in accordance with its terms, the Participant may be eligible to defer delivery of shares of Stock hereunder under the terms of the Corporation’s Key Employee Deferred Compensation Plan (2005) (or any successor plan or program) (the “Deferred Compensation Plan”) and in accordance with the terms and conditions established by the Committee.

3. Vesting Criteria Applicable to Performance Units.

(a) Performance Cycle. The Performance Cycle for this Award shall commence on January 1, 2016, and shall end on December 31, 2018.

(b)Performance Goals.

(i) With respect to one-half of the Performance Units subject to the Award (the “S&P 500 Tranche”), the Performance Goal for the Performance Cycle is the total return per share of Stock to the Corporation’s shareholders, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in Stock), during the Performance Cycle in comparison to the total return per share of stock, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in stock), achieved by the companies (i) that are in the Standard & Poors 500 Index (the “S&P 500”) on the date the Performance Cycle begins and (ii) that continue to file public reports pursuant to the Act for the entirety of the Performance Cycle (such companies, the “S&P 500 Comparison Companies”). For the avoidance of doubt, a Corporation included in the S&P 500 on the date the Performance Cycle commences that is not included in the S&P 500 at the conclusion of the Performance Cycle will be an S&P 500 Comparison Corporation as long as it files public reports pursuant to the Act for the entire Performance Cycle (and any Corporation first included in the S&P 500 after the start of the Performance Cycle would not be an S&P 500 Comparison Corporation).

(ii) With respect to the remaining one-half of the Performance Units subject to the Award (the “Peer Group Tranche”), the Performance Goal for the Performance Cycle is the total return per share of Stock to the Corporation’s shareholders, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in Stock), during the Performance Cycle in comparison to the total return per share of stock, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in stock), achieved by the companies (i) that are in the Corporation’s peer group of companies for the year in which the Award is granted, as set forth on Exhibit A attached hereto (the “Peer Group”), on the date the Performance Cycle begins and (ii) that continue to file public reports pursuant to the Act for the entirety of the Performance Cycle (such companies, the “Peer Group Comparison Companies”). For the avoidance of doubt, a Corporation included in the Peer Group on the date the Performance Cycle commences that is not included in the Peer Group at the conclusion of the Performance Cycle will be a Peer Group Comparison Corporation as long as it files public reports pursuant to the Act for the entire Performance Cycle (and any Corporation first included in the Peer Group after the start of the Performance Cycle would not be a Peer Group Comparison Corporation).

(c) Comparison of Total Shareholder Return. Except as provided in Section 5, the Performance Units covered by the Award shall be deemed earned based on where the Corporation’s total shareholder return during the Performance Cycle ranks in relation to the total shareholder returns of the S&P 500 Comparison Companies and the Peer Group Comparison Companies, as applicable, during such period. For purposes of calculating the total shareholder return of the Corporation and the S&P 500 Comparison Companies and the Peer Group Comparison Companies, as applicable, during the Performance Cycle, the value of each such Corporation’s stock at the beginning and end of the Performance Cycle shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Cycle, as the case may be. Such averages for each such Corporation (including the Corporation) shall be referred to herein as the “Beginning Average Value” and the “Ending Average Value.” As soon as practicable after the completion of the Performance Cycle, the total shareholder returns of the S&P 500 Comparison Companies and the Peer Group Comparison Companies, as applicable, will be calculated and ranked from highest to lowest. The Corporation’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the S&P 500 Comparison Companies and the Peer Group Comparison Companies, as applicable. In calculating the total shareholder return with respect to either the Corporation or any of the S&P 500 Comparison Companies or the Peer Group Comparison Companies, as applicable, the Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including, without limitation, adjusting the Beginning Average Value) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization, or other similar event affecting the capital structure of such entity that does not involve the issuance of the entity’s securities in exchange for money, property, or other consideration.

(d) Percentage of Performance Units Earned. The extent to which the Performance Units subject to the S&P 500 Tranche and the Peer Group Tranche, as applicable, shall become earned on the Vesting Date described in Section 2(a), shall be determined according to the following schedule:

Relative Performance Level Percentile	Percentage of Performance Units Earned
75th or higher	200%
50th	100%
25th	50%
Under 25th	0%

To the extent that the Corporation’s total shareholder return ranks in a percentile between the 25th and the 75th percentile of comparative performance, then the number of Performance Units subject to the S&P 500 Tranche and the Peer Group Tranche, as applicable, earned on the Vesting Date shall be determined by multiplying the relative percentile of comparative performance achieved by the Corporation by two (e.g., if the Corporation’s total shareholder return would have placed in the 40th percentile of comparative performance with respect to the S&P 500 and in the 70th percentile of comparative performance with respect to the Peer Group, then 80% of the Performance Units subject to the S&P 500 Tranche and 140% of the Performance Units subject to the Peer Group Tranche would become earned on the Vesting Date).

4. Termination of Employment. Except as provided in this Section 4 or in Section 5, the Participant shall not have any right to any payment hereunder unless the Participant is employed by the Corporation or an Affiliate on the Vesting Date.

(a) Qualifying Termination; Involuntary Termination or Constructive Termination. If the Participant’s employment terminates by reason of a Qualifying Termination on or after December 31, 2016, or by reason of an Involuntary Termination or a Constructive Termination on or after the Closing, the Participant shall fully vest in and be entitled to receive shares of Stock (or payment therefor based on the Fair Market Value of a share of Stock on the date of settlement) in respect of the Performance Units covered by the Award assuming that 100% of the Performance Units have been earned (without pro-ration) as of the Participant’s date of termination. Any shares delivered (or payment therefor) upon a Qualifying Termination, or upon an Involuntary Termination or Constructive Termination shall be in respect of the number of Performance Units covered by the Award assuming that 100% of the Performance Units have been earned (without pro-ration), and shall be delivered or paid on the applicable settlement date set forth in Section 2(a) of this Agreement.

For purposes of this Agreement, “Involuntary Termination” means a termination of the Participant’s employment with the Corporation or any of its Affiliates without “Cause,” where “Cause” means (except as otherwise set forth in an individual agreement between the Participant and the Corporation): (A) the willful failure of the Participant to perform substantially his or her employment-related duties; (B) the Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Corporation; (C) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (D) the breach by the Participant of any written covenant or agreement with the Corporation or of any material written policy of the Corporation.

For purposes of this Agreement, “Constructive Termination” means the occurrence of any one of the following (except as otherwise set forth in an individual agreement between the Participant and the Corporation): [(i) a material diminution in the Participant’s duties, responsibilities or position from those in effect immediately prior to the Closing (for the avoidance of doubt, a change in reporting lines or a change in the duties of the person to whom the Participant reports shall not constitute Constructive Termination), (ii) a decrease in the Participant’s base salary or a material decrease in the Participant’s annual target incentive compensation opportunity (cash and equity awards in the aggregate), in each case from that in effect immediately prior to the Closing, or (iii) relocation of more than 50 miles from the Participant’s primary office location immediately prior to the Closing.]

In order to invoke a Constructive Termination, the Participant must provide written notice to the Corporation of the event(s) constituting Constructive Termination within 45 days following the Participant’s knowledge of the initial existence of any such event(s), and the Corporation will have 30 days following receipt of such written notice to remedy the event(s), and, in the event the Corporation fails to so remedy the event(s), the termination of employment must occur, if at all, within 60 days following the last day of such remedy period (or, if the Corporation provides the Participant with written notice of its intent not to remedy the event(s) giving rise to Constructive Termination, the earlier date as is designated by the Corporation in such notice, which shall not be less than 30 days from the date the Corporation delivers such notice to the Participant unless otherwise agreed to by the Participant) in order for such termination event to constitute a Constructive Termination.

(b) Termination for any Other Reason. Unless otherwise determined by the Committee, if the Participant’s employment is terminated prior to the Vesting Date for any reason other than a Qualifying Termination occurring on or after December 31, 2016, or an Involuntary Termination or Constructive Termination on or after the Closing, all of the Participant’s rights to Performance Units covered by the Award shall be immediately forfeited and canceled without further action by the Corporation or the Participant as of the date of such termination of employment. Notwithstanding the preceding sentence, in the event of the Participant’s termination of employment for Cause, the Participant’s Performance Units (including any portion thereof that has been deferred under the Deferred Compensation Plan or otherwise) shall be immediately forfeited and canceled without further action by the Corporation or the Participant. For purposes of the Award, the term “Retirement” shall mean a termination of the Participant’s employment other than for Cause at or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Pension Plan of The Chubb Corporation or its successor (the “Pension Plan”). Accordingly, all of the Participant’s Performance Units (including any portion thereof that has been deferred under the Deferred Compensation Plan or otherwise) shall be forfeited and canceled without further action by the Corporation or the Participant as of the date the Participant’s employment is terminated for Cause, whether prior to, on, or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Pension Plan.

(c) Transfers between the Corporation and Affiliates; Leaves, Other Absences and Suspension. Transfer from the Corporation to an Affiliate, from an Affiliate to the Corporation, or from one Affiliate to another shall not be considered a termination of employment. Any question regarding whether the Participant’s employment has terminated in connection with a leave of absence or other absence from active employment shall be determined by the Committee, in its sole discretion, taking into account the provisions of applicable law and the Corporation’s generally applicable employment policies and practices. The Committee also may suspend the operation of the termination of employment provisions of this Agreement for such period and upon such terms and conditions as it may deem necessary or appropriate to further the interests of the Corporation.

5. Change in Control. Notwithstanding anything contained herein or in the Plan to the contrary, effective as of the Closing, (a) the Performance Cycle shall automatically terminate and the percentage of Performance Units earned shall equal 100% without the need for any further action by the Committee or the Corporation, (b) the earned Performance Units shall be converted into an award in respect of “Parent Common Shares” (as defined in the Merger Agreement) as set forth in Section 1.7(b) of the Merger Agreement and all references to “Stock” herein and in the Plan shall be deemed to be references to “Parent Common Shares,” and (c) the earned Performance Units shall continue to vest solely based on the Participant’s continued service with the Corporation through the Vesting Date, subject to accelerated vesting on certain terminations of employment as set forth in Section 4. If the Closing does not occur and the Merger Agreement is terminated in accordance with its terms, the provisions in this Agreement that relate to, or are applicable upon, the Closing shall be void and of no force or effect, and notwithstanding anything herein to the contrary, Section 9 of the Plan shall apply in the event a Change in Control occurs thereafter. In addition, notwithstanding anything herein to the contrary, Section 9 of the Plan shall apply in the event that a Change in Control occurs after the Closing.

6. Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in such manner as the Committee may deem equitable (in its sole discretion), adjust any or all of the number and kind of Performance Units subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award; provided, however, that, unless the Committee determines otherwise, the number of Performance Units subject to this Award always shall be a whole number.

7. Restrictions on Transfer. Performance Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution or (ii) to a “Permitted Transferee” (as defined in Section 11(c) of the Plan) with the permission of, and subject to such conditions as may be imposed by, the Committee.

8. No Rights as a Shareholder. Until shares of Stock are issued, if at all, in satisfaction of the Corporation’s obligations under this Award, in the time and manner specified in Section 2 or 5, the Participant shall have no rights as a shareholder.

9. Notice. Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, Attention: Corporate Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.

10. Restrictive Covenants. As a condition to the receipt of the Award made hereby, the Participant, an experienced senior executive who produces and/or has access to the Corporation’s confidential and proprietary information, agrees to be bound by the terms and conditions hereof and of the Plan, including the following restrictive covenants and other provisions:

(a) Non-Disclosure. Except as the Participant reasonably and in good faith determines to be required in the faithful performance of the Participant’s duties to the Corporation or in accordance with [Section 10(f)], the Participant shall maintain in confidence and, without prior written authorization from the [Committee], shall not, directly or indirectly, disclose, disseminate, publish or otherwise use, for the Participant’s benefit or the benefit of any other person, any confidential or proprietary information, material or trade secrets of or relating to the business of the Corporation (including, without limitation, information with respect to the operations, processes, products, inventions, business practices, finances, clients, customers, policyholders, agents, vendors, suppliers, methods, costs, prices, contractual relationships, regulatory status, strategic business plans, technology, designs, compensation paid to employees or other terms of employment, of the Corporation) that is acquired by the Participant either during or after employment with the Corporation (“Proprietary Information”). The Participant’s obligations under the preceding sentence shall continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Participant’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Corporation. The Participant and the Corporation hereby stipulate and agree that, as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Corporation.

(b) Non-Solicitation. Unless the Participant has received prior written authorization from the [Committee], the Participant shall not during his or her employment or service with the Corporation and for a period of one year following any termination of such employment or service relationship (the “Restricted Period”):

(i) Directly or indirectly, solicit, recruit, persuade, encourage or otherwise induce to become employed by, become associated with or consult for, any person or entity other than the Corporation, or hire or employ, any individual who is or was employed by the Corporation at any time during the Restricted Period or the one-year period preceding the Restricted Period; or

(ii) Directly or indirectly, solicit or accept business on behalf of a Competitive Business from any Customer with whom the Participant has had, or employees reporting to the Participant have had, personal contact or dealings on behalf of the Corporation during the one-year period preceding the Restricted Period.

(c) [Non-Competition. Unless the Participant has received prior written authorization from the Committee, the Participant shall not, whether during his or her employment or service with the Corporation or during the Restricted Period, directly or indirectly, compete with the business of the Corporation by becoming a proprietor, principal, partner, member, manager, director, officer, employee, consultant, advisor, representative or agent of a Competitive Business, or otherwise render services to, assist or hold an interest in (including, without limitation, through the investment of capital or lending of money or property), any Competitive

Business. Notwithstanding the foregoing, it shall not be a violation of this Section 10(c) for the Participant to (i) serve as a director for any entity which would otherwise be a Competitive Business if the Participant was serving as a director for such entity at the time of his or her termination of employment in compliance with the Corporation’s Policy Statement on Conflict of Interest, or (ii) acquire a passive stock or equity interest in such a Competitive Business; provided that such stock or other equity interest acquired is not more than one percent of the outstanding interest in such Competitive Business. Notwithstanding anything to the contrary contained herein, the restrictions set forth in this Section 10(c) shall not apply in the case of an Involuntary Termination or Constructive Termination on or after the Closing (whether or not such Participant is also eligible for Retirement).]

“Customer” shall mean a person or entity to which the Corporation is at the time providing services (which includes the provision of insurance or any other contractual obligation under any products of the Corporation). For the avoidance of doubt, it is understood and agreed that the term “Customer” includes any broker, agent, or other third party acting for or on behalf of such broker or agent.

“Competitive Business” shall mean any person (including any joint venture, partnership, firm, corporation, limited liability company or other entity), business, business unit or division that engages, directly or indirectly, in the Restricted Territory in the property and casualty insurance business including, but not limited to, commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines, and/or reinsurance, and/or any other business that is a significant business of, the Corporation as of the date of the Participant’s termination of employment or service with the Corporation; provided, however, that a business set forth above shall not be considered a “Competitive Business” in the event that, as of the date of the Participant’s termination of employment or service with the Corporation, such business is no longer a business of the Corporation.

“Restricted Territory” shall mean anywhere in the United States or in any other country where the Corporation engages in, or has taken active steps to engage in, business as of the date of the Participant’s termination of employment or service with the Corporation.

(d) Inventions. The Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.

(e) [Disclosure during Restricted Period. The Participant agrees that, prior to accepting other employment or any other service relationship during the Restricted Period, the Participant shall provide a copy of this Section 10 to any recruiter who assists the Participant in obtaining other employment or any other service relationship and to any employer or other person with whom the Participant discusses potential employment or any other service relationship.]

(f) Legally Required Disclosure. If the Participant is required to disclose any Proprietary Information pursuant to applicable law or a valid subpoena or court order, the Participant shall promptly notify the Corporation in writing of any such requirement so that the Corporation may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10. The Participant shall reasonably cooperate with the Corporation to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time that the Participant is required to make the disclosure, or if the Corporation waives compliance with the provisions of this Section 10, the Participant shall disclose only that portion of the Proprietary Information which he is advised by counsel that he is legally required to disclose.

(g) Relief with Respect to Violations of Covenants. Failure to comply with the provisions of this Section 10 at any point before payment is made in respect of earned Performance Units covered by the Award shall cause all Performance Units covered by the Award to be canceled and rescinded without any payment therefor. For the avoidance of doubt, following a failure to comply with this Section 10, any payment(s) in respect of any portion of the Performance Units covered by the Award that has/have been deferred under the Deferred Compensation Plan or otherwise shall be forfeited, and accordingly the Participant shall have no further right to receive any such payment(s). In the event that all or any portion of the Performance Units covered by this Award shall have been settled within twelve months of the date on which any breach by the Participant of any of the provisions of this Section 10 shall have first occurred, the Committee (or its delegate) may require that the Participant repay, and the Participant shall promptly repay, to the Corporation the value of any cash or property (with interest or appreciation (if any), as applicable, through the date repayment is made, as determined by the Committee (or its delegate) in its sole discretion), including the Fair Market Value of any Stock (determined as of the date of such termination of employment), that was conveyed to the Participant within such period in respect of such Performance Units. Additionally, the Participant agrees that the Corporation shall be entitled to an injunction, restraining order, or such other equitable relief restraining the Participant from committing any violation of the covenants or obligations contained in this Section 10. These rescission rights and injunctive remedies are cumulative and are in addition to any other rights and remedies the Corporation may have at law or in equity. The Participant acknowledges and agrees that the covenants and obligations in this Section 10 relate to special, unique, and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Corporation irreparable injury for which adequate remedies are not available at law.

(h) Reformation. The Participant agrees that the provisions of this Section 10 are necessary and reasonable to protect the Corporation in the conduct of its business. If any restriction contained in this Section 10 shall be deemed to be invalid, illegal, or unenforceable by reason of the duration or geographical scope hereof or by reason of its being too extensive in any other respect, then the court making such determination shall have the right to reduce such duration, geographical scope, or other provisions hereof to apply only to the maximum period of time, maximum geographical scope or maximum extent in all other respects as to which it may be enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

(i) As used in this Section 10, the term “Corporation” shall include the Corporation and any Subsidiary or Affiliate thereof.

11. Withholding. The Corporation shall have the right to deduct from all amounts paid to the Participant in cash in respect of Performance Units covered by the Award any amount of taxes required by law to be withheld as may be necessary in the opinion of the Corporation to satisfy tax withholding required under the laws of any country, state, province, city, or other jurisdiction. In the case of any payments of Performance Units covered by the Award in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Corporation the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

12. Committee Discretion; Delegation. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may take any action that is authorized under the terms of the Plan that is not contrary to the express terms hereof, including permitting the Participant to receive (upon such terms and conditions as the Committee shall determine) all or a portion of the Performance Units covered by the Award, up to the maximum amount that would have been payable, despite the termination of the Participant’s employment prior to the settlement date specified pursuant to Section 2(a). Nothing in this Agreement shall limit or in any way restrict the power of the Committee, consistent with the terms of the Plan, to delegate any of the powers reserved to it hereunder to such person or persons as it shall designate from time to time.

13. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its Affiliates to employ or continue the employment of the Participant for any period.

14. Governing Law and Jurisdiction. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law). Any disputes involving this Agreement must be brought in a state or federal court in New Jersey, and the Participant acknowledges and agrees that such courts have jurisdiction over both parties.

15. Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement may be accepted by the Participant by means of manual signature, electronic signature, or electronic acceptance, and electronically accepted, facsimile or .pdf versions shall be deemed to be originals.

16. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Corporation or the Participant or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

17. Amendment. The Committee may affirmatively act to amend, modify, or terminate this Agreement at any time or from time to time prior to payment in any manner not inconsistent with the terms of the Plan. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would have a materially adverse effect on the Participant’s rights under the Award, whether in whole or in part. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend the Award if it determines such amendment is necessary or advisable for the Corporation to comply with applicable law (including Section 409A), regulation, rule, or accounting standard. As soon as is administratively practicable following the date of any such amendment to this Agreement, the Corporation shall notify the Participant of the amendment; provided, however, that failure to provide such notice shall not invalidate or otherwise impair the enforceability of such amendment.

18. Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof (collectively, “Section 409A”). Without limiting the generality of Section 17, and notwithstanding any provision of the Plan or this Agreement to the contrary, if at any time the Committee determines that the Award may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) (a) to adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines are necessary or appropriate to preserve the intended tax treatment of the benefits provided with respect to the Award, to preserve the economic benefits thereof or to avoid less favorable accounting or tax consequences for the Corporation or any of its Affiliates and/or (b) to take any other actions that it determines are necessary or appropriate to exempt the Award from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other person to the Corporation or any of its Affiliates, employees or agents.

19. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION

By:

By:
Participant

EXHIBIT A

PEER GROUP OF COMPANIES

•	ACE Limited

•	Aetna Inc.

•	Aflac Incorporated

•	The Allstate Corporation

•	The Bank of New York Mellon Corporation

•	BB&T Corporation

•	Cigna Corporation

•	CNA Financial Corporation

•	The Hartford Financial Services Group, Inc.

•	Lincoln National Corporation

•	Manulife Financial Corporation

•	The PNC Financial Services Group, Inc.

•	The Progressive Corporation

•	Principal Financial Group, Inc.

•	State Street Corporation

•	The Travelers Companies, Inc.

•	XL Group plc